                        SFG CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             JULY 31, 2000 AND 1999

                                                                                 2000              1999
                                                                          -----------       -----------
ASSETS:
Cash ...............................................................      $    38,373       $    (2,215)
Due from officers ..................................................                0               560
Equipment on operating leases, net of accumulated depreciation .....                0                 0
Furniture and equipment, net of accumulated depreciation ...........                0                 0
                                                                          -----------       -----------
        Total ......................................................      $    38,373       $    (1,655)
                                                                          ===========       ===========


LIABILITIES AND SHAREHOLDERS' DEFICIENCY:
Liabilities:
    Notes payable ..................................................      $        --       $   270,144
    Accounts payable and accrued expenses ..........................          113,784           109,333
    Advance rentals ................................................                0             9,174
    Due to officers ................................................            2,049             2,987
    Sales tax payable ..............................................          221,787           222,006
                                                                          -----------       -----------
        Total liabilities ..........................................          337,620           613,644


Shareholders' Deficiency:
   Common stock -$.001 par value, 100,000,000 shares authorized;
     3,406,856 and 2,955,856 shares issued and outstanding at
       July 31, 2000 and 1999, respectively ........................            3,407             2,956
    Capital in excess of par .......................................        2,209,769         1,793,350
    Accumulated deficit ............................................       (2,512,423)       (2,411,605)
                                                                          -----------       -----------
         Total shareholders' deficiency ............................         (299,247)         (615,299)
                                                                          -----------       -----------

             Total .................................................      $    38,373       $    (1,655)
                                                                          ===========       ===========

The accompanying notes are an integral
part of the financial statements

                        SFG CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE SIX MONTHS ENDED JULY 31, 2000 AND 1999




                                                             2000              1999
                                                      -----------       -----------
Revenues:
    Rental income ..............................      $     5,741       $    64,163
    Residual income ............................               --                --
    Sale of equipment and other income .........               --            10,689
                                                      -----------       -----------
       Total revenues ..........................            5,741            74,852

Expenses:
    Professional fees ..........................          105,739           118,500
    Administrative expenses ....................           42,259            32,182
    Salaries ...................................            9,500            27,186
    Interest ...................................                0            12,928
    Leasing expense ............................                0             6,584
                                                      -----------       -----------
        Total expenses .........................          157,498           197,380
                                                      -----------       -----------

Loss Before Income Taxes .......................         (151,757)         (122,528)

Provision For Income Taxes .....................                0                 0
                                                      -----------       -----------

Net Loss .......................................      $  (151,757)      $  (122,528)
                                                      ===========       ===========




Net Loss Per Common Share ......................      $      0.05       $      0.04
                                                      ===========       ===========

Weighted Number of Common Shares Outstanding ...        3,316,856         2,922,522
                                                      ===========       ===========


The accompanying notes are an integral
part of the financial statements

                        SFG CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      Six Months Ended
                                                                                          July 31,
                                                                                   2000            1999
                                                                                ----------      ---------
Cash Flows From Operating Activities:
   Net loss ..............................................................      $ (151,757)      $(122,528)
   Adjustments to reconcile net loss to net cash provided by (used in)
      operating activities:
         Gain on sale of assets ..........................................                         (10,689)
         Common stock issued for services ................................          22,783         100,000
         Changes in assets and liabilities:
         (Increase) decrease in assets:
           Accounts receivable
           Due from officers
         Increase (decrease) in liabilities:
            Accounts payable and accrued expenses ........................           1,991          12,087
            Advance rentals
            Due to officers ..............................................            (662)
            Sales tax payable.............................................            (155)
   Total adjustments .....................................................          23,957         101,398
                                                                                ----------       ---------
         Net cash provided by (used in) operating activities .............      $ (127,800)      $ (21,130)

Cash Flows Provided By Investing Activities:
   Proceeds from sale of operating lease equipment .......................                          10,689
   Proceeds from sale of Common stock ....................................         125,000

Cash Flows Used In Financing Activities:
   Payments on long term debt ............................................                          (1,007)
                                                                                ---------       ----------

Net Increase (Decrease) in Cash ..........................................      $  (2,800)      $  (11,448)

Cash - February 1 ........................................................         41,173            9,233
                                                                                ---------       ----------

Cash - April 30 ..........................................................      $  38,373       $   (2,215)
                                                                                =========       ==========


Supplemental Disclosure of Cash Flows Information:
   Cash paid during the period for:
      Interest ...........................................................             --       $   12,928
                                                                                =========       ==========
      Income taxes .......................................................             --               --
                                                                                =========       ==========

Supplemental Schedule of Noncash Financing Activities:
   Common Stock issued services ..........................................      $  22,783       $  100,000
                                                                                =========       ==========
   Common stock issued to retire debt ....................................             --               --
                                                                                =========       ==========


The accompanying notes are an integral
part of the financial statements.

                       SFG CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   JULY 31,
                                2000 AND 1999


Note #1 - Organization and Significant Accounting Policies.

   Summary of Accounting Policies.

         This summary of accounting policies of SFG Corporation and Subsidiaries (the Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for the integrity and objectivity of the financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the presentation of the financial statements.

   Basis of Consolidation.

         The consolidated financial statements include the accounts of SFG Corporation and its wholly owned subsidiaries. All significant inter company accounts and transactions have been eliminated in consolidation.

   Leasing Arrangements.

         The Company's leasing operations consist of operating leases of computers and peripheral equipment. The company recognizes rental income, as earned, over the lives of the leases.

   Equipment Under Operating Leases and Furniture and Equipment.

         Equipment under operating leases and furniture and equipment are stated at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.


                                                             July 31,
                                                      2000               1999
                                                   ---------          ---------
Equipment under operating leases                   $ 335,907          $ 445,057
Furniture and equipment                                1,655              1,655
                                                   ---------          ---------
                                                     337,562            446,712
Accumulated depreciation                            (337,562)          (446,712)
                                                   ---------          ---------
         Net                                       $       0          $       0
                                                   ---------          ---------

   Net Income (Loss) Per Common Share.

         Net income (loss) per common share is computed using the weighted average number of common shares outstanding during each period.

   Cash and Cash Equivalents.

         For purposes of reporting the statements of cash flows, cash and cash equivalents include money market accounts and all highly liquid debt instruments purchased with a maturity of three months or less.

   Income Taxes.

         Income taxes are provided for the tax effects of transactions reported in the financial statements and consist primarily of taxes currently due.

   Use of Estimates.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.
Accordingly, actual results could differ from those estimates.